Exhibit 99.1

40 IDX Drive
P.O. Box 1070
Burlington, VT 05402-1070
www.idx.com

Contacts:           Margo C. Happer
                           Vice President
                           Investor Relations and
                           Corporate Communications
                           802-859-6169

FOR IMMEDIATE RELEASE

IDX SYSTEMS CORPORATION REPORTS
2005 FIRST QUARTER RESULTS

Continued growth reflects opportunity and execution

BURLINGTON, VT – April 28, 2005 – IDX Systems Corporation (NASDAQ:IDXC) reported results today for the first quarter ended March 31, 2005.

Revenues for the first quarter 2005 increased to $143.1 million compared to $102.6 million in the first quarter of 2004. IDX reported first quarter 2005 net income of $8.6 million, or $0.27 per fully diluted share, compared to 2004 net income of $1.6 million, or $0.05 per fully diluted share.

IDX notes the following significant financial highlights as of March 31, 2005:

        •     Cash and marketable securities of $209.4 million
        •     Days Sales Outstanding (DSOs) of 80 days
        •     New business bookings of $101.2 million
        •     Backlog of $1,200.4 million

“We are pleased with our results this quarter, which reflect rich opportunities in the healthcare IT market as well as our ability to execute to plan. Our financial position is exceptionally strong, with record cash and securities and no debt on the balance sheet. We continue to grow revenues and expand margins, supported by a demonstrated ability to provide market-leading solutions to a prestigious customer base of large, complex healthcare organizations,” said James H. Crook Jr., Chief Executive Officer of IDX.

Separately today, IDX also announced an agreement to acquire the assets of RealTimeImage, Ltd. (RTI) for approximately $15.5 million in cash. RTI is a privately held, leading developer of a full range of Web-based medical specialty imaging solutions with offices in Tel Aviv, Israel and San Bruno, CA. The agreement is part of IDX’s strategy to enhance its product and market competitiveness through acquiring leading edge technology and expertise. RTI patented technology, Pixels-on-Demand™ image streaming and multi-frame, cine-motion image viewing technology, is integrated into the recently announced IDX Imagecast for Cardiology product offering. The closing of the acquisition is subject to certain customary terms and conditions and is expected to close in the second quarter.

IDX reiterated 2005 guidance of $610 – $630 million in revenue and earnings per share of $1.25 – $1.31 and 2006 guidance of $700 – $720 million in revenue and earnings per share of $1.65 – $1.75.

A conference call with investors will be held on April 28, 2005 at 11:00 am EDT to discuss these results. An audio Webcast of the call is available at our Internet site: www.idx.com, Investor Relations, Multimedia.

Pixels-on-Demand is a trademark of RealTimeImage, Ltd.

About IDX

Founded in 1969, IDX Systems Corporation provides information technology solutions to maximize value in the delivery of healthcare, improve the quality of patient service, enhance medical outcomes, and reduce the costs of care. Our systems are deployed to serve approximately 150,000 physicians and are installed at over 3,400 customer sites, including more than 850 group practices and approximately 370 integrated delivery networks servicing more than 500 hospitals.

IDX also provides its enterprise clinical software as a subcontractor to BT and Fujitsu Services, Local Service Providers for the United Kingdom National Health Service’s National Programme for Information Technology, an initiative to establish electronic patient records for 50 million patients.

The IDX web strategy includes browser technology, e-commerce and web-based tools – built using Internet architecture – that facilitates access for patients, physicians and care providers to vital health information and data managed by the IDX clinical, administrative, financial, and managed care products. IDX has approximately 2,400 full-time employees.

This press release contains forward-looking statements about IDX Systems Corporation that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are uncertainties or difficulties in developing new services and systems, including Imagecast for Cardiology, difficulties in completing and integrating acquisitions, difficulties in implementing systems, possible deferral, delay or cancellation by customers of computer system or service purchase decisions, possible delay of system installations and service implementations, development by competitors of new or superior technologies, changing economic, political and regulatory influences on the healthcare industry, possible disruptions in the national economy caused by terrorist activities and foreign conflicts, changes in product pricing policies, governmental regulation of IDX’s software and operations, the possibility of product-related liabilities, changes in our relationships with our partners, and factors detailed from time to time in IDX’s periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. IDX undertakes no obligation to update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time.

-tables follow-

IDX SYSTEMS CORPORATION

Consolidated Balance Sheets

(in thousands)

	March 31, 2005	December 31, 2004
	(unaudited)	(audited)
ASSETS

Cash and cash equivalents	$44,965	$67,346
Marketable securities	164,423	94,283
Accounts receivable, net	127,000	122,481
Deferred contract costs	28,985	24,209
Refundable income taxes	3,212	7,514
Prepaid and other current assets	9,986	8,199

Total current assets	378,571	324,032

Property and equipment, net	97,840	94,291
Deferred contract costs, less current portion	47,041	42,295
Capitalized software costs, net	5,824	5,596
Goodwill, net	7,163	7,163
Other intangible assets	2,514	2,514
Other assets	10,669	10,063
Deferred tax asset	8,533	10,961

Total assets	$558,155	$496,915

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable, accrued expenses and other liabilities	$76,895	$84,388
Deferred revenue	61,186	62,278
Deferred tax liability	25,877	6,579

Total current liabilities	163,958	153,245

Deferred revenue	13,187	11,365

Total liabilities	177,145	164,610

Stockholders’ equity	381,010	332,305

Total liabilities and stockholders’ equity	$558,155	$496,915

IDX SYSTEMS CORPORATION

Consolidated Statements of Operations

(in thousands, except for per share data)

(Unaudited)

	Three Months Ended March 31,
	2005	2004
Revenues
Systems sales	$38,454	$33,559
Maintenance and service fees	104,605	68,991

Total revenues	143,059	102,550

Operating expenses
Cost of systems sales	13,970	11,969
Cost of maintenance and services	72,339	45,839
Selling, general and administrative	30,679	28,427
Software development costs	13,694	13,887

Total operating expenses	130,682	100,122

Operating income	12,377	2,428

Other income
Other income	817	116
Gain on investment	500	—

Total other income	1,317	116

Income before income taxes	13,694	2,544

Income tax provision	(5,083)	(967)

Net income	$8,611	$1,577

Basic earnings per share	$0.28	$0.05

Basic weighted average shares outstanding	30,938	29,880

Diluted earnings per share	$0.27	$0.05

Diluted weighted average shares outstanding	32,252	31,434

Earnings per share numbers may not foot due to rounding.

IDX SYSTEMS CORPORATION

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2005	2004
OPERATING ACTIVITIES

Net income from continuing operations	$8,611	$1,577

Adjustments to reconcile net income to net cash (used in) provided by operating activities:

Depreciation	4,572	4,031
Amortization	820	458
Gain on sale of investment	(500)	—
Deferred taxes	(815)	(2,340)
Increase in allowance for doubtful accounts	114	544
Stock-based compensation	—	52
Tax benefit related to exercise of non-qualified stock options	979	2,673
Foreign currency transaction losses, net	215	189
Loss on disposition of equipment	—	29
Changes in operating assets and liabilities:
Accounts receivable	(4,971)	(24,454)
Deferred contract costs	(9,522)	(7,422)
Prepaid expenses and other assets	(2,377)	(2,669)
Accounts payable and accrued expenses	(5,161)	5,462
Federal and state income taxes	2,222	285
Deferred revenue	730	21,890

Net cash (used in) provided by operating activities	(5,083)	305

INVESTING ACTIVITIES

Purchase of property and equipment, net	(8,192)	(3,785)
Purchase of marketable securities	(38,519)	(60,831)
Proceeds from sale of marketable securities	28,525	53,466
Other assets	(1,106)	(1,636)

Net cash used in investing activities	(19,292)	(12,786)

FINANCING ACTIVITIES

Proceeds from sale of common stock	2,052	5,788
Other	21	—

Net cash provided by financing activities	2,073	5,788

Effect of exchange rate fluctuations on cash and cash equivalents	(79)	(23)

Decrease in cash and cash equivalents	(22,381)	(6,716)
Cash and cash equivalents at beginning of period	67,346	25,536

Cash and cash equivalents at end of period	$44,965	$18,820

Marketable securities	164,423	86,441

Total cash and marketable securities	$209,388	$105,261